EXHIBIT 10.2

FIRST AMENDMENT TO BRAND LICENSE AGREEMENT

THIS FIRST AMENDMENT TO BRAND LICENSE AGREEMENT (this “Amendment”) is effective as of ___________, 2015, by and between OMS INVESTMENTS, INC., a Delaware corporation (“Licensor”), and AEROGROW INTERNATIONAL, INC., a Nevada corporation (“Licensee”).

WHEREAS, Licensor and Licensee entered into that certain Brand License Agreement dated April 22, 2013 (the “Agreement”), pursuant to which Licensor grants to Licensee a license to use certain trademarks in connection with the manufacture, marketing and sale of Licensed Products; and

WHEREAS, the Parties now desire to expand the Territory and to amend and modify the Agreement, as more fully described herein.

NOW THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1. Capitalized Terms.  Any capitalized term used but not defined in this Amendment has the meaning set forth in the Agreement.

2. Definition of Additional Territory.  The following definition shall be added to Section 1 of the Agreement:

“Additional Territory” means the countries or regions that may be added from time to time by the parties in an Additional Territory Term Sheet, in the form set forth on Exhibit E, attached hereto and incorporated herein.

3. Definition of Original Territory.  The following definition shall be added to Section 1 of the Agreement:

“Original Territory” means North America.

4. Definition of Territory.  The definition of Territory in Section 1.17 of the Agreement shall be deleted in its entirety and replaced with the following:

“Territory” means (a) the Original Territory and (b) any Additional Territory.

5. Calculation of License Fees.  The Parties acknowledge and agree that the calculation of the Annual License Fee is based upon the Net Sales of the Licensed Products.

6. Accounting for and Payment of License Fees.

(a) The second sentence of Section 6.2 of the Agreement shall be deleted in its entirety and replaced with the following:

For the first four (4) Contract Years, fees due under this Agreement related to the Original Territory, including, but not limited to, the Annual License Fee for Net Sales into the Original Territory, shall be payable by the Licensee to the Licensor, or an affiliate designated in writing by the Licensor, in shares of the Licensee’s common stock, par value $0.001 per share (“Common Stock”), at the then-current Series B Preferred Conversion Price, and fees must be paid in accordance with U.S. tax laws and any other relevant tax laws.

(b) The last sentence of Section 6.2 of the Agreement shall be deleted in its entirety and replaced with the following:

For all sales in any Additional Territory and, as it relates to the Original Territory, for the fifth Contract Year and any subsequent Contract Years (i.e., 4/1/17 forward), fees due under this Agreement, including, but not limited to, the Annual License Fee, shall be payable by the Licensee to the Licensor in cash (U.S. dollars), and such fees must continue to be paid in accordance with U.S. tax laws and any other relevant tax laws.

7. Guaranteed Minimum License Fees.  Section 6.4 of the Agreement shall be deleted in its entirety and replaced with the following:

6.4           Guaranteed Minimum License Fees.  If the license fees due to the Licensor for the fourth Contract Year (i.e., 4/1/16 – 3/31/17) for Net Sales in the Original Territory of the Licensed Products under the Licensed MG Trademarks are less than $500,000, then the Licensee shall pay the Licensor in stock the difference between $500,000 and the license fees due, and this guaranteed minimum fee shall be paid at the same time the license fee is paid.  If the license fees due to the Licensor for the fifth Contract Year (i.e., 4/1/17 – 3/31/18) or any subsequent Contract Year for Net Sales in the Original Territory of Licensed Products under the Licensed MG Trademarks are less than $1,000,000, then the Licensee shall pay the Licensor in cash the difference between $1,000,000 and the license fees due, and this guaranteed minimum license fee shall be paid at the same time that the license fee is paid.

8. Termination.  Section 14.3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)           In whole or in part as to a specific Territory as follows:

(i)
If Licensee fails to sell and commercially distribute in the Original Territory an amount of Licensed Products under the Licensed MG Trademarks equivalent to $5,000,000 in gross sales of Licensed Products for any Contract Year, and such default is not cured within thirty (30) business days following Licensee’s receipt of written notice of such default, then this Agreement and the license granted hereunder may be terminated in whole upon written notice by Licensor sent to Licensee after expiration of the thirty (30) day period and effective upon receipt of such notice, without prejudice to any and all other rights and remedies Licensor may have hereunder or by law provided.

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(ii)
If Licensee fails to sell and commercially distribute in any Additional Territory an amount of Licensed Products under the Licensed MG Trademarks equivalent to the amount in gross sales of Licensed Products set forth in an Additional Territory Term Sheet within the time period set forth in such Additional Territory Term Sheet, and such default is not cured within thirty (30) business days following Licensee’s receipt of written notice of such default, then the license granted with respect to such Additional Territory may be terminated upon written notice by Licensor sent to Licensee after expiration of the thirty (30) day period and effective upon receipt of such notice, without prejudice to any and all other rights and remedies Licensor may have hereunder or by law provided.

9. Exhibit E.  The attached Exhibit E shall be added to the Agreement.

10. Ratification.  Except as otherwise modified by this Amendment, all of the terms and conditions of the Agreement are hereby ratified and shall remain in full force and effect.

11. Counterparts.  This Amendment may be executed in multiple counterparts.

12. Merger.  The Agreement, as amended solely by this Amendment, constitute the entire agreement between the parties hereto with respect to its subject matter and supersede all previous amendments and addenda, and all previous or contemporaneous negotiations, commitments and writings with respect to such subject matter.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized representatives as of the date hereof.

OMS INVESTMENTS, INC. By: Name: Title: Date:	AEROGROW INTERNATIONAL, INC. By: Name: Title: Date:

EXHIBIT E
FORM OF ADDITIONAL TERRITORY TERM SHEET

BRAND LICENSE AGREEMENT
ADDITIONAL TERRITORY TERM SHEET NO. ___

This Additional Territory Term Sheet No. ____ (this “Term Sheet”) dated _______________, 20__ (the “Term Sheet Effective Date”) is attached to, and made a part of, the Brand License Agreement (“Brand License”) by and between OMS Investments, Inc. (“Licensor”) and AeroGrow International, Inc. (“Licensee”) dated April 22, 2013.

Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Brand License.

Additional Territory:
Termination Rights (for purposes of Section 14.3(b)(ii)):	A minimum of $________________ in annual gross sales on or before ____________, 20__, and for each subsequent Contract Year.
Retailers/Channels of Trade:

Additional Terms:

This Term Sheet incorporates all the rights, duties, and obligations extended to both parties under the Brand License relating to the subject matter herein.  This Term Sheet and the Brand License shall be read together and any conflict in terms shall be resolved with deference to the terms contained in this Term Sheet.

OMS INVESTMENTS, INC. By: Name: Title: Date:	AEROGROW INTERNATIONAL, INC. By: Name: Title: Date: